FOR IMMEDIATE RELEASE

CONTACTS:	Alan Upchurch	Michael Szudarek
	(248) 855-6777	(248) 855-6777
	aupchurch@marxlayne.com	mszudarek@marxlayne.com

TRIMAS CORPORATION CONTINUES TO DRIVE PRODUCTIVITY
AND THE MANUFACTURING FOOTPRINT

BLOOMFIELD HILLS, Michigan, November 21, 2012 - TriMas Corporation (NASDAQ: TRS) - a diversified global manufacturer of engineered and applied products - continues its progress and focus on productivity and expanding and optimizing its global manufacturing footprint to better serve its customers.

“Over the past several years, TriMas has launched numerous growth and productivity initiatives across our businesses, with the savings enabling us to fund our growth programs,” said Dave Wathen, president and chief executive officer of TriMas. “As a result, we have been establishing several new plants and moving some production locations in order to increase capacity, better support our global customers in new locations, drive productivity and better leverage a more efficient cost structure. All of these investments are designed to enable continuous improvement for our customers and enhance overall TriMas' value.”

Major highlights include:

•	Adding a specialty dispensing manufacturing plant in Ohio adjacent to a significant customer;

•	Opening new branches in the energy business in Michigan, Minnesota, Colorado and Singapore to better support customers' requirements;

•	Adding gasket and bolt manufacturing capability in Brazil;

•	Opening a state-of-the-art production facility in Arizona to support manufacture of new products awarded by aerospace customers;

•	Consolidating two older plants in Australia into a single state-of-the-art manufacturing facility of trailering and towing products for significantly better efficiencies;

•	Doubling the capacity of the manufacturing facility in Thailand to better serve increasing demand of global automotive customers; and

•	Relocating the manufacturing from the Goshen, Indiana Cequent facility to the existing Cequent facility in Reynosa, Mexico.

Today, the Company announced the future closure of its Cequent Performance Products' facility in Goshen, Indiana. This facility currently manufactures hitches, weight distribution systems, fifth wheels, underbed structures and gooseneck systems, and employs approximately 450 people. Manufacturing operations will be relocated to Cequent Performance Products' existing facility in Reynosa, Mexico. In conjunction with this move, Cequent Performance Products' warehouse in Huntington, Indiana will also close and an existing Cequent facility in Tekonsha, Michigan will serve as a warehouse. The announced transition will take place throughout 2013.

“While these types of decisions are never easy, we make them with significant consideration. We are focused on providing a smooth transition for our customers and remain committed to providing quality product with speed. For those employees affected by the closure, the Company is committed to working with them during this transition,” said Wathen.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Americas and Cequent Asia Pacific. TriMas has approximately 4,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

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